UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2025
Atkore Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37793	90-0631463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16100 South Lathrop Avenue, Harvey, Illinois 60426
(Address of principal executive offices) (Zip Code)

(708) 339-1610
(Registrant's telephone number, including area code)

N/A
(Former name )

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $.01 par value per share	ATKR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

On September 29, 2025, Atkore International, Inc. (“AII”), a wholly owned subsidiary of Atkore Inc. (the “Company”), entered into a new $373 million senior secured term loan facility (the “New Senior Secured Term Loan Facility”) pursuant to an amendment to its existing Term Loan Credit Agreement (the “Amendment”). The New Senior Secured Term Loan Facility will mature on the earlier of (i) September 29, 2032 and (ii) the date that is 91 days prior to the maturity of the Company’s existing senior notes due June 1, 2031 if more than $100 million of such senior notes remains outstanding as of such date. Borrowings under the New Senior Secured Term Loan Facility will bear interest at the rate of either (x) Term SOFR (with a floor of 0%) plus 2.00%, or (y) an alternate base rate (with a floor of 1.5%) plus 1.00%. The New Senior Secured Term Loan Facility has an annual amortization rate of 1%. The New Senior Secured Term Loan Facility is guaranteed by the Company, AII’s wholly owned domestic material subsidiaries, subject to certain customary exceptions, and Columbia-MBF Inc., a wholly owned Canadian subsidiary of AII (collectively, the “Guarantors”).

The New Senior Secured Term Loan Facility is subject to mandatory prepayment in an amount equal to (a) 50% of excess cash flow in excess of $5,000,000, at any time the first lien net leverage ratio is greater than 3.00 to 1.00, which percentage reduces to 25% at any time the first lien net leverage ratio is less than or equal to 3.00 to 1.00 and greater than 2.50 to 1.00, and to 0% at any time the first lien net leverage ratio is less than or equal to 2.50 to 1.00, (b) 100% of the net cash proceeds received from the incurrence of indebtedness by the Company, AII or any of AII’s restricted subsidiaries (other than indebtedness permitted under the New Senior Secured Term Loan Facility, excluding certain specified refinancing indebtedness), and (c) 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of property by the Company, AII and AII’s restricted subsidiaries (including certain insurance and condemnation proceeds) in excess of $20 million, at any time that the first lien net leverage ratio is greater than 3.00 to 1.00, which percentage reduces to 50% at any time the first lien net leverage ratio is less than or equal to 3.00 to 1.00 and greater than 2.50 to 1.00, and to 0% at any time the first lien net leverage ratio is less than or equal to 2.50 to 1.00, subject to the right of the Company, AII and AII’s restricted subsidiaries to reinvest such proceeds within a specified period of time, and other exceptions.

The New Senior Secured Term Loan Facility is secured by all of the assets of AII and the Guarantors, subject to certain customary exceptions. The New Senior Secured Term Loan Facility has priority over all real property, plant and equipment, intellectual property and capital stock of AII and any Guarantor and any documents or instruments evidencing the foregoing assets. The New Senior Secured Term Loan Facility has second priority over cash and cash equivalents, accounts receivable, inventory and other documents and instruments evidencing the foregoing assets (AII’s asset-based credit facility has first priority over the foregoing assets).

The New Senior Secured Term Loan Facility contains customary affirmative and negative covenants. Affirmative covenants include, without limitation, the timely delivery of quarterly and annual financial statements, maintenance of corporate existence and insurance, compliance with environmental laws, and the grant of liens. Negative covenants include limitations on indebtedness, dividends and distributions, investments, acquisitions, prepayments or redemptions of subordinated indebtedness, amendments of subordinated indebtedness, transactions with affiliates, asset sales, mergers, consolidations and sales of all or substantially all assets, liens, changes in line of business, and changes in charter documents, in each case, subject to customary exceptions. There are no financial maintenance covenants included in the New Senior Secured Term Loan Facility.

The New Senior Secured Term Loan Facility includes customary events of default, including events of default relating to the nonpayment of principal or interest when due, inaccuracy of representations or warranties in any material respect, violation of covenants, default under other loan documents of the New Senior Secured Term Loan Facility, cross-default to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of guarantees, certain other loan documents or liens, asserted invalidity of any intercreditor agreement and a change of control, in each case subject to customary thresholds, notice and grace period provisions.

The description of the New Senior Secured Term Loan Facility set forth above is a summary only, is not complete and is qualified in its entirety by reference to the full and complete terms contained in the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
10.1
Amendment No. 2 to Term Loan Credit Agreement, dated as of September 29, 2025, by and among Atkore Inc., Atkore International, Inc., the guarantors party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and refinancing term lender.

104	Inline XBRL for the cover page of this Current Report on Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATKORE INC.

By: /s/ Daniel S. Kelly
Daniel S. Kelly
Vice President, General Counsel and Secretary

Date: September 29, 2025